Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:

Patrick Fitzgerald
Mylan
724-514-1811

Kris King
Mylan
724-514-1831
Mylan Completes Acquisition of Generics Business of Merck KGaA
PITTSBURGH–Oct. 2, 2007–Mylan (NYSE: MYL) announced today that it has completed its acquisition of Merck KGaA’s generics business (“Merck Generics”) to become one of the largest quality generics and specialty pharmaceuticals companies in the world.  Mylan and Merck KGaA initially announced the signing of a definitive agreement under which Mylan would acquire Merck Generics for EUR 4.9 billion ($6.8 billion) in an all-cash transaction on May 12, 2007.
Robert J. Coury, Mylan’s Vice Chairman and Chief Executive Officer said, “The new Mylan now has all of the critical attributes we need to ensure future success and deliver power ful growth.  We have enhanced scale and stability, a truly global reach, vertical and horizontal integration, and breadth and depth in our management team.  Most importantly, we have a common purpose and dedication to executing on our strategy and delivering superior shareholder returns.”
The new Mylan is the third largest generic company worldwide, employs more than 11,000 people and has a global presence in more than 90 countries.  Mylan’s broad product offering now includes more than 570 products and the world’s second largest portfolio of active pharmaceutical ingredients (APIs) with 126 U.S. drug master files (DMFs).  Mylan has a powerful global pipeline with more than 255 applications or dossiers pending regulatory approval.   The new Mylan will benefit from substantial operational efficiencies and economies of scale from increased sales volumes and it’s vertically and horizontally integra ted platform.  Dey, Mylan’s specialty pharmaceuticals business, brings additional exciting and diversified opportunities through its existing strengths in the respiratory arena.
Mr. Coury continued, “The scale of the new Mylan is evident in every area of our business: we have scale in our geographic reach, scale in R&D, scale in manufacturing, scale in API, scale in our combined product portfolio, and scale in our global commercial footprint.  We will leverage this scale to drive operational efficiencies and extract synergies from our combined company, while attracting exciting new opportunities.  We have also created an extremely well-balanced and diversified company, with significantly reduced risks related to any one particular market or product.  Importantly, we will also ensure that we retain the qualities that customers around the world have come to expect from both Mylan and Merck Generics.
“The Merck Generics business is even stronger than we expected and, through the integration planning, we have confirmed that we truly share a common culture and values centered on quality, integrity, reliability and service.  I am thrilled to welcome Merck Generics nearly 5,000 employees to the new and expanded Mylan family.   After months of careful preparation, we have hit the ground running with the integration of our businesses and I am delighted that we will be operating as a single, integrated company from day one.”
Mylan also announced today that the company will change its name from Mylan Laboratories Inc. to Mylan Inc. to better reflect the broader scope of its business.  The Company also confirmed that it has changed its financial year to begin reporting on a calendar year basis.
Investor Day on October 3
Mylan will provide more details on its go-forward strategy and its financial outlook during its Investor Day in New York, New York, on October 3, 2007.  The agenda will include presentations delivered by each of Mylan’s global regional heads and several members of Mylan’s senior management team.  The presentations will be available live via webcast beginning at 8:30 a.m. ET.

To access the live webcast, go to Mylan’s Web site at www.mylan.com and click on the webcast icon at least 15 minutes before the event is scheduled to begin to register and download or install any necessary audio software. A replay of the webcast will be available on www.mylan.com until November 2, 2007.
About Mylan
M ylan Inc. is one of the world’s leading quality generic and specialty pharmaceutical companies. The Company offers one of the industry’s broadest and highest quality product portfolios, a robust product pipeline and a global commercial footprint through operations in more than 90 countries.  Through its controlling interest in Matrix Laboratories Limited, Mylan has direct access to one of the largest active pharmaceutical ingredient (API) manufacturers in the world.   Dey L.P., Mylan’s fully integrated specialty business, provides the Company with innovative and diversified opportunities in the respiratory and allergy therapeutic areas.
For more information about Mylan, please visit www.mylan.com.
Forward Looking Statements
This press release contains statements that constitute “forward-looking statements”, including with regard to Mylan’s future success, the anticipated benefits of operational efficiencies and leverage, and expected product and other opportunities.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to: challenges and costs relating to integration of the two businesses; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the impact and effects of legal or regulatory proceedings, actions or changes; general market perception of the transaction; the ability to attract and retain key per sonnel; changes in economic and financial conditions of the  Company’s business; uncertainties and matters beyond the control of management; and the other risks detailed in the Form 10-Q for the quarter ended June 30, 2007 and the other periodic reports filed by the Company with the Securities and Exchange Commission.  The Company undertakes no obligation to update these statements for revisions or changes after the date of this release.